Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Financial Highlights” in the Prospectuses and under the captions “Independent Registered Public Accounting Firm” and "Portfolio Holdings Disclosure" in the Statements of Additional Information, each dated July 1, 2024, and each included in this Post-Effective Amendment No. 200 to the Registration Statement (Form N-1A, File No. 33-65572) of Victory Portfolios III (the “Registration Statement”).

We also consent to the incorporation by reference of our reports dated April 26, 2024, with respect to the financial statements and financial highlights of Victory California Bond Fund, Victory Cornerstone Aggressive Fund, Victory Cornerstone Conservative Fund, Victory Cornerstone Equity Fund, Victory Cornerstone Moderate Fund, Victory Cornerstone Moderately Aggressive Fund, Victory Cornerstone Moderately Conservative Fund, Victory Emerging Markets Fund, Victory Global Equity Income Fund, Victory Government Securities Fund, Victory Growth and Tax Strategy Fund, Victory International Fund, Victory New York Bond Fund, Victory Precious Metals and Minerals Fund, Victory Sustainable World Fund, Victory Target Managed Allocation Fund, Victory Tax Exempt Intermediate-Term Fund, Victory Tax Exempt Long-Term Fund, Victory Tax Exempt Money Market Fund, Victory Tax Exempt Short-Term Fund, Victory Treasury Money Market Trust, and Victory Virginia Bond Fund (each a series of Victory Portfolios III) included in the Annual Report to Shareholders (Form N-CSR) for the year ended February 29, 2024, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Antonio, Texas

June 27, 2024